Exhibit 8.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 28, 2017

Aviragen Therapeutics, Inc.

2500 Northwinds Parkway, Suite 100

Alpharetta, Georgia 30009

Ladies and Gentlemen:

We have acted as counsel to Aviragen Therapeutics, Inc., a Delaware corporation (“Aviragen”), in connection with the contemplated merger (the “Merger”) of Agora Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Aviragen (“Merger Sub”) with and into Vaxart, Inc., a Delaware corporation (“Vaxart”) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2017 (the “Merger Agreement”), by and among Aviragen, Merger Sub and Vaxart. At your request, we have examined the Joint Proxy Statement/Prospectus, contained in the Registration Statement on Form S-4 (the “Registration Statement”) filed by Aviragen with the Securities and Exchange Commission, relating to the proposed issuance of up to 62,509,974 shares of Aviragen common stock, in connection with the Merger. You have requested our opinion regarding the accuracy of the United States federal income tax matters described in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences of the Merger.”

In rendering this opinion, we have reviewed the Merger Agreement (including the exhibits thereto), the Registration Statement and such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We have (without independent verification) relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement and the Registration Statement. In our examination of the foregoing documents and instruments, we have assumed the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, and the conformity to the original of documents submitted to us as copies, that the representations and covenants contained in tax representations letters delivered to us by Aviragen and Merger Sub and by Vaxart      are true and accurate, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and as described in the Registration Statement, that the Merger will qualify as a merger under applicable state law, that no changes will be made to the terms and conditions of the Merger as set forth in the Merger Agreement, and that there are no understandings, arrangements or agreements among or between Aviragen, Merger Sub, Vaxart, and holders of the Vaxart common stock except as described in the Registration Statement.

Based upon the foregoing, we are of the opinion that the description in the Registration Statement, under the heading “Certain Material U.S. Federal Income Tax Consequences of the Merger,” to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is a complete and accurate summary of the material United States federal income tax consequences of the Merger to a stockholder of Vaxart, subject to the limitations and qualifications set forth therein.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion represents and is based upon our best judgment regarding the application of the United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published and private rulings, procedures and other administrative releases. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

This opinion addresses only the matters described above, and we express no opinion at this time as to any other tax consequences under federal, state, local foreign or other tax law of the Merger or of any other transaction taken in connection therewith.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references made to us under the heading “Certain Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Dechert LLP